UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-54986

Exact name of registrant as specified in its charter:
Arch Therapeutics, Inc.

Address of principal executive offices
(including zip code and telephone number):
235 Walnut Street, Suite 6, Framingham, MA 01702 (617) 431-2313

Title of each class of securities covered by this Form:
Common Stock, $0.001 par value

Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:
None

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)
[ ] Rule 12g-4(a)(2)
[X] Rule 12h-3(b)(1)(i)
[ ] Rule 12h-3(b)(1)(ii)
[ ] Rule 15d-6
[ ] Rule 15d-22(b)

Approximate number of holders of record as of the certification or notice date:
0

Pursuant to the requirements of the Securities Exchange Act of 1934, Arch Therapeutics, Inc.
has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 09, 2026

By: /s/ Terrence W. Norchi
Name: Terrence W. Norchi
Title: Authorized Debtor Representative